Note: Readers should refer to the audio replays, when available, on our website (www.smtc.com) for clarification and accuracy.

Fourth Quarter and Full Year 2019

Conference Call Prepared Remarks

Operator

Good morning, ladies and gentlemen, and welcome to the SMTC Fourth Quarter and Full Year 2019 Earnings Call. (Operator Instructions) As a reminder, this conference call will be recorded.

I would now like to introduce your host for today's conference, Mr. Blair McInnis, Vice President of Finance. You may begin.

Blair McInnis

Thank you. Before we begin the call, I'd like to remind everybody that the presentation will include statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The company cautions that actual performance will be affected by a number of factors, many of which are beyond the company's control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company's annual report on Form 10-K, on form 10-Q, and subsequent reports on Form 8-K and other filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this call. And except as required by law, we do not intend to update this information. This conference call will also be available for audio replay in the Investor Relations section of SMTC's website at www.smtc.com.

I will now pass the call over to Eddie Smith, SMTC’s President and Chief Executive Officer.

Eddie Smith

Thank you, Blair. Welcome, and good morning. Ladies and gentlemen, I'm Eddie Smith, SMTC's President and Chief Executive Officer. On this call with me today is Rich Fitzgerald, our Chief Operating Officer; and Steve Waszak, SMTC's Chief Financial Officer.

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I am pleased to report that we made significant progress in 2019 building a stronger company that positions SMTC for long-term success. We expanded our customer base, including new business in several attractive, highly regulated high-growth markets. Through a number of initiatives, we improved our operational efficiencies to achieve best-of-breed margins that our industry can support. We successfully integrated MC Assembly within a year of the acquisition. We have completed closing down our Chinese manufacturing operations in Dongguan. And we strengthened our balance sheet, with numerous steps taken to reduce indebtedness and improve our terms.

Strong execution by the team resulted in an increase in our revenues increased to $373 million for the year, which was up 72% over reported 2018 revenues, and also up 8% on a pro-forma basis which assumes MC Assembly had been part of SMTC for all of 2018. Our successful integration of MC Assembly resulted in higher economies of scale which can be seen at the bottom line, as the increases in our Adjusted Net Income and EBITDA metrics outpaced our revenue growth.

Our revenue growth combined with focus on operational efficiency resulted in a best-in-class fourth quarter Adjusted EBITDA of 7.7%, of revenues, and our full year Adjusted Net income increased by 162% to $6.9 million.

I will now turn the call over to Steve who will review the fourth quarter and full year numbers in more details and provide our 2020 guidance. After Steve’s review and comments, I will come back and share some further thoughts about the state of the business, our markets, and our opportunities, before we open the call to questions.

Steve.

Steven M. Waszak

Thank you, Eddie. Good morning everyone and thank you for taking time to join us this week.

First, let me clarify some terminology I will be using to discuss our financial results. I will be referencing numbers for 2019, which includes combined SMTC and MC Assembly results; 2018 year-over-year which include “as previously reported GAAP” numbers by SMTC which as a reminder include MC Assembly from acquisition date of November 9th 2018 and, finally, when you hear “pro-forma” this will include SMTC and MC Assembly assuming MC was part of SMTC in the entire year of 2018.

We will finally, also be referencing certain non-GAAP numbers, including Adjusted gross margin, Adjusted Net Income and Adjusted EBITDA. Please refer to the press release we issued yesterday for reconciliations between GAAP and adjusted results as well as any pro-forma numbers we reference on today’s call. With that let me proceed to the numbers.

Our revenue in the fourth quarter 2019 was $90.2 million, up 11.6%, compared to $80.9 million as previously reported in the fourth quarter of 2018. On a pro-forma basis, assuming MC Assembly had been part of SMTC for the entire fourth quarter of 2018, revenue decreased 8.6% in Q4 2019 compared to the fourth quarter of 2018. During the fourth quarter of 2019, we had one 10%-plus customer.

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For the full year, Revenue was $372.5 million, which as Eddie said represented a year-over-year an increase of 72.4%. On a pro-forma basis Revenue increased 8% over 2018.

Included in our earnings press release is a table that breaks down our sales by industry sector. This table shows that our Revenue growth in 2019 was driven by sales to our Test and Measurement customers which were up 159%, or $72.8 million from $45.8 million a year ago, followed by revenue growth in our Industrial, Power and Clean Technology business which increased by 174% or $49.1 million from $28.3 million in 2018, lastly our Avionics, Aerospace and Defense business revenue increased by 384% or $19.6 million from $5.1 million, and then lastly our Medical revenue increased by 44.9% or $14.1 from $31.4 million in 2018.

Our GAAP Gross Profit for the fourth quarter of 2019 was $10.5 million or 11.6% of revenue, up from $8.3 million or 10.3% of revenue in Q4 2018. Our Q4 2019 Adjusted Gross Profit was $12.2 million or 13.5% of revenue excludes non-cash $1.7 million of amortization of intangibles recorded in connection with our acquisition of MC Assembly. In comparison, Q4 2018 Adjusted Gross Profit was $9.3 million or 11.6% of revenue. The year-over-year increase in Gross Profit was primarily due to improved efficiencies and product mix.

For the full year, our GAAP Gross Profit was $37.0 million or 9.9% or revenue, compared to $21.7 million or 10.0% in 2018. Our 2019 Adjusted Gross Profit was $44.2 million or 11.9% of revenue, up from $22.4 million or 10.4% of revenues in 2018. On a pro-forma basis in 2018, our Gross Profit was $28.8 million or 8.3% of revenue and our pro-forma Adjusted Gross Profit was $35.8 million and 10.4% of revenue.

Selling, General and Administrative expenses for fourth quarter of 2019 was $7.1 million, down from $7.2 million reported in the fourth quarter a year ago. As a percent of revenue, SG&A expenses decreased to 7.9% in Q4 2019, from 8.9% in the fourth quarter a year ago. SG&A on a pro-forma basis in Q4 2018 was $9.9 million or 10.0% of revenue.

SG&A was $27.0 million or 7.3% of revenue for the full year in 2019. In comparison, SG&A in 2018 was $18.1 million or 8.4% of revenue and, on a pro-forma basis, SG&A was $28.3 million or 8.2% of revenue for 2018.

We reported a GAAP Net Income of $1.0 million in the fourth quarter of 2019 and an Adjusted Net Income of $2.9 million. In comparison, the company reported Net Loss of $1.2 million in the same period a year ago.

For the full year, we reported a GAAP Net Loss of $6.0 million, or ($0.23) per share, which included restructuring charges of $8.0 million, primarily relating to the closure of Chinese manufacturing operations, and $7.2 million related to amortization of intangibles related to our acquisition of MC Assembly. In comparison, we reported a GAAP Net loss of a half million dollars a year ago.

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Our Adjusted Net Income in 2019 was $6.9 million, or $0.25 per share, which was a significant improvement compared to $2.6 million in 2018 and a pro-forma Adjusted Net Loss of $183 thousand.

Adjusted EBITDA in Q4 2019 increased to $7.0 million or 7.7% of revenue from $5.3 million or 6.6% of revenue and $6.5 million or 6.6% of revenue on a pro-forma basis, compared to the fourth quarter a year ago. For the full year, Adjusted EBITDA improved to $24.8 million or 6.7% of revenue from $10.2 million or 4.7% of revenue. On a pro-forma basis, Adjusted EBITDA increased from $18.1 million or 5.2% of revenue in 2018. The improvements in Adjusted EBITDA was due to gains from operational efficiencies and synergies we achieved from the integration of MC Assembly.

Now I'd like to comment on the balance sheet and other key financial metrics that we reported for the fourth quarter. Our cash-to-cash cycle over the quarter averaged -80 days, with DSO at 63 days and DPO at 74 days. Inventory turns were 4.0 turns for the fourth quarter of 2019.

Our Balance Sheet: De-leveraging strategy is progressing on track, net Debt at the end of the fourth quarter was $82.1 million, down $10.2 million from the fourth quarter a year ago and down $2.3 million from the prior quarter. Net debt, excluding our finance and operating lease obligations, was $68.3 million as of the end of the year, as compared to $80.8 million at the end of 2018.

We remain focused on reducing our debt-to-EBITDA ratio. Since the MC Assembly acquisition, we have reduced our debt-to-EBITDA ratio, excluding leases, to 2.82 from 4.67 with proceeds from our Rights and Registered Direct Offering, both completed in June 2019, as well as from our improved performance in 2019. Based on our current projections, we are targeting to achieve a debt-to-EBITDA ratio less than 2.25, excluding leases, by the end of 2020.

Now since our market capitalization exceeded $75 million at June 30, 2019, we were now required to initiate compliance with Section 404(b) of the Sarbanes-Oxley Act of 2002 and have our external auditor opine on our internal control over financial reporting as of December 29, 2019. Management is required to certify that we have designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of Form 10-K for external purposes in accordance with generally accepted accounting principles in the United States of America.

Included in our 2019 Annual Report on Form 10-K, to be filed today, we will report a material weakness in internal control related to information technology general controls in the areas of user access and program change-management over the systems that support the Company’s financial reporting processes. There have been no misstatements identified in the financial statements as a result of these deficiencies.  PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for auditing the Company’s financial statements and auditing our internal control over financial reporting.  PricewaterhouseCoopers LLP did not identify any material misstatements in its audit of the Company’s 2019 financial statements and has issued an unqualified opinion on the financial statements, and an adverse opinion on our internal controls over financial reporting due to the aforementioned material weakness in their auditor’s report.

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Remediation efforts have begun; the material weakness will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. The Company expects that the remediation of this material weakness will be completed prior to the end of fiscal year 2020.

Finally, recognizing that customer demand can change due to additional supply chain interruptions, at this time, we have seen low impact on our business as a result of the coronavirus. Based on our current forecast, we are reaffirming the guidance we previously provided on September 19, 2019 for the full year 2020 and projecting revenue in range between $390 to $410 million.

As was the case 2019, we expect our Adjusted EBITDA to accelerate faster than our revenue growth. Our current outlook for 2020 is for our Adjusted EBITDA to range between $29.0 and $31.0 million, an improvement of 17% to 25% compared to 2019.

With that said, here’s Eddie for some additional comments on our business. Thank you.

Eddie Smith

Thank you, Steve.

While 2019 presented a number of macro-economic challenges, our Supply-chain team anticipated and proactively addressed a number of issues, including component shortages and uncertainties about tariffs during first-half of year and with component lead-times collapsing and inventory balancing across the supply-chain during second-half of year. We believe inventory reductions programs by our customers to balance against decreased component lead-times are coming to an end.

As we enter 2020, let me quickly report that we are carefully monitoring the impact COVID-19 or coronavirus. Just as did last year, we remain committed on supporting our customers and keeping them abreast of the evolving conditions. Through proactive and creative solutions, including in some cases setting up alternative sources to our China supply chain, our global supply chain team led by Phil Wehrli, our Senior VP of Supply Chain, has thus far mitigated, as Steve’s comments indicate, the impact from the coronavirus. As we look further ahead, we are working closely with our suppliers to ensure continuity of components, including multi-layer ceramic capacitor or MLCC, where lead times may increase in the second half of 2020 due to raw material challenges.

Now let me share with you some comments on the progress we made last year and articulate the reasons for enthusiasm behind our expectations for another year of growth and improving performance in 2020 as we remain focused on achieving leadership positions in our each of our key metrics, those being revenues, gross margin, EBITDA margin, and net margin percentage.

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First, we believe, we are continuing to gain market share and expect to grow faster than the overall EMS market. In the fourth quarter we continued to expand our customer base with multi-year awards totaling in excess of $31 million from three leading global avionics, aerospace and defense technology companies which we announced on January 8. Thus far in the first quarter of 2020, we have added another four new customers and four programs from existing customers with the potential revenue in excess of $20 million.

Second, during the fourth quarter we successfully completed 32 new product introductions and prototypes at our NPI and Manufacturing Design Center of Excellence in Billerica, Massachusetts which opened in the third quarter in 2019. This capability, and a similar one we are expanding in Fremont California, provides SMTC with a differentiator and offers our customers with a world-class “Quick-turn” manufacturing capability that can accelerate the launch of their products and the flexibility to scale production from our other low-cost sites.

Third, in order to develop even stronger relationships and capture a larger portion of our customers’ business we are currently expanding class 1000 clean room wire bonding capability at our Fremont facility.

Fourth, as I mentioned at the start of the call, we have completed the closure of our Chinese manufacturing operations in Dongguan. The transfer of manufacturing equipment from China to Florida, Fremont and Mexico is proceeding. While we are winding down the manufacturing function, we are maintaining a small team in China to support our global engineering, supply chain, and supplier quality engineering activities.

And finally, to further reduce costs and improve production efficiencies we have several ongoing global initiatives involving Lean Sigma programs.

Let me conclude by re-iterating what I reported last quarter, we remain committed to further deleveraging our balance sheet, achieving industry-leading performance metrics, growing our business to become the premier Tier 3 EMS market segment leader, making our company an even stronger company that delights our customers with superior service, taking care of our employees, and rewarding our stockholders with enhanced shareholder value.

With that, Steve, Rich Fitzgerald and I will take questions from those on the call today.

Q&A

Eddie Smith

Thank you, operator.

In closing, I want to once again thank our employees, leadership team, business partners, distributors and our stockholders for their continued support and look forward to reporting our progress to our various stakeholders over the next several quarters. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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